EXHIBIT 99.1

Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES FISCAL YEAR ENDS WITH

17% INCREASE IN NET INCOME

Monett, MO. August 16, 2011 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced fiscal 2011 results. Total revenue increased 16% compared to the prior fiscal year to $966.9 million and gross profit also increased 16% to $399.3 million. Net income rose 17% compared to the prior fiscal year to $137.5 million.

For the quarter ended June 30, 2011, the company generated total revenue of $249.3 million compared to $227.8 million in the same quarter a year ago. Gross profit increased to $104.2 million compared to $95.1 million in the fourth quarter of last fiscal year. Net income in the current year was $36.6 million, or $0.42 per diluted share, compared to $30.0 million, or $0.35 per diluted share in the same quarter a year ago.

In fiscal 2011, total revenue was $966.9 million compared to $836.6 million in fiscal 2010. Gross profit increased to $399.3 million compared to $345.1 million during last fiscal year. Net income for the current year was $137.5 million, or $1.59 per diluted share, compared to $117.9 million, or $1.38 per diluted share for the prior year.

According to Jack Prim, CEO, “Solid organic revenue growth and strong performances from our recent acquisitions allowed us to deliver revenue and operating income that exceeded the guidance we provided a year ago. In spite of recent economic news we believe the spending environment for our customers is continuing to improve and we ended the fiscal year with strong sales performances as all four brands were over 100% of their assigned quotas for the year. We are cautiously optimistic that we will continue to see an improved economic environment over the next twelve months.”

Operating Results

Tony Wormington, President, said, “We ended fiscal 2011 with record levels of revenue, gross profit and net income. Our company continues to prosper in a very competitive market and a consolidating industry through our constant focus on providing high quality products and services supported by superior levels of customer support. We are entering our fiscal 2012 with a strong balance sheet with low levels of debt, recurring revenue that continues to grow, an extremely focused strategy on servicing financial institutions, and a cautiously optimistic outlook for the new fiscal year. We continue our laser like focus on all of our growth oriented business opportunities and at the same time continue to maintain cost control initiatives.”

License revenue for the fourth quarter increased to $15.1 million, or 6% of fourth quarter total revenue, from $12.4 million, or 6% of the fourth quarter total revenue a year ago. Support and service revenue increased 11% to $219.2 million, or 88% of total revenue in fourth quarter of fiscal 2011 from $198.3 million, or 87% of total revenue for the same period a year ago. Within support and service revenue, Electronic Payment Services, which includes ATM/debit/credit card transaction processing, bill payment, remote deposit capture and ACH transaction processing services, had the largest percentage growth of 26% or $16.9 million in the fourth quarter compared to the same quarter a year ago. Hardware sales in the fourth quarter of fiscal 2011 decreased 13% to $14.9 million, or 6% of total revenue, from $17.1 million, or 7% of total revenue in the fourth quarter of last fiscal year.

For the fiscal year 2011, license revenue increased to $53.1 million, or 6% of total revenue, compared to $52.2 million, or 6% of total revenue a year ago. Support and service revenue contributed 88% of total revenue or $852.3 million of the total revenue for the current fiscal year, compared to $720.5 million, or 86% of total revenue for the prior fiscal year. There was growth in all the support and service revenue components for the fiscal year. The increase is due to continued strong organic growth and the additional revenues from companies acquired during the prior fiscal year. Hardware sales for the fiscal year were $61.6 million compared to $63.9 million for the same period last year. Hardware revenue was 6% of total revenue for fiscal 2011 compared to 8% of revenue in fiscal 2010.

Cost of sales for the fourth quarter increased 9% to $145.1 million from $132.7 million for the fourth quarter in fiscal 2010. Fourth quarter gross profit increased 10% to $104.2 million from $95.1 million for the same period a year ago. Gross profit margin for both periods was 42%.

Cost of sales for fiscal year 2011 increased 15% to $567.6 million from $491.5 million in fiscal year 2010. Gross profit for fiscal 2011 increased 16% to $399.3 million with a 41% gross margin, compared to $345.1 million, also with a 41% gross margin for fiscal 2010.

Gross margin on license revenue for the fourth quarter of fiscal 2011 was 88% compared to the fourth quarter of fiscal 2010 when it was 85%. Gross margins on license revenue for fiscal 2011 and fiscal 2010 were 88% and 89%, respectively. The change in license gross margin is a result of fluctuations in the sales mix of third party products delivered.

Support and service gross margin decreased to 40% in the fourth quarter of fiscal 2011 from 41% in the fourth quarter of the prior year. Support and service gross margin for both fiscal 2011 and fiscal 2010 was 39%. Hardware gross margins were higher for the fourth quarter at 27% compared to 24% for the same quarter last year. The hardware gross margin was 26% for both fiscal years.

Operating expenses increased 1% in the final quarter of fiscal 2011 compared to the same quarter a year ago primarily due to additional operating expenses of the companies acquired during the previous fiscal year, partially offset by the one-time acquisition costs incurred during the fourth quarter of fiscal 2010. Selling and marketing expenses increased 4% in the current year fourth quarter to $17.8 million, or 7% of total revenue, from $17.1 million, or 8% of prior year fourth quarter revenue. Research and development expenses increased 15% to $16.5 million, or 7% of total revenue, from $14.3 million, or 6% of total revenue, for the fourth quarter in fiscal 2010. General and administrative costs decreased 17% in the current year fourth quarter to $11.9 million, or 5% of total revenue, from $14.4 million, or 6% of total revenue, in the fourth quarter of fiscal 2010.

Operating expenses increased 12% for the 2011 fiscal year to $183.0 million from $162.9 million for fiscal 2010, primarily due to additional operating expenses of the companies acquired during the previous fiscal year, partially offset by one-time acquisition costs incurred during the prior year. Selling and marketing expenses rose 12% for the current year to $68.1 million, or 7% of total revenue from $60.9 million, also 7% of total revenue a year ago. Research and development expenses increased 25% to $63.4 million, or 7% of total revenue, from $50.8 million, or 6% of total revenue, a year ago. General and administrative costs rose 1% to $51.6 million or 5% of revenue for the current fiscal year compared to $51.2 million, or 6% of revenue for the 2010 fiscal year.

Operating income increased 18% to $58.1 million, or 23% of fourth quarter revenue, compared to $49.3 million, or 22% of revenue in the fourth quarter of fiscal 2010. Operating income increased 19% to $216.3 million, or 22% of revenue, compared to $182.3 million, also 22% of revenue, in fiscal 2010.

Provision for income taxes increased 8% in the current fourth quarter compared to the same quarter in fiscal 2010.  Provision for income taxes for the current fiscal year increased 11% and is 33.8% of income before income taxes compared to 34.8% of income before income taxes for fiscal 2010. Fourth quarter net income totaled $36.6 million, or $0.42 per diluted share, compared to $30.0 million, or $0.35 per diluted share in the fourth quarter of fiscal 2010. Fiscal year 2011 net income totaled $137.5 million, or $1.59 per diluted share, compared to $117.9 million, or $1.38 per diluted share in the prior year.

For the fourth quarter of 2011, the bank systems and services segment revenue increased 7% to $192.5 million, with a gross margin of 43% from $180.0 million and a gross margin of 43% in the same quarter a year ago. The credit union systems and services segment revenue increased 19% to $56.8 million with a gross margin of 37% for the fourth quarter of 2011 from $47.8 million and a gross margin of 38% in the same period a year ago.

In fiscal year 2011, the bank systems and services segment revenue increased 11% compared to the prior year to $746.9 million, with a gross margin of 42% from $672.3 million in revenue, also with a gross margin of 42%, a year ago. The credit union systems and services segment revenue increased 34% to $220.0 million with a gross margin of 38% for the fiscal 2011 year, from $164.3 million, with a gross margin of 38%, in fiscal 2010.

According to Kevin Williams, CFO, “Results of the quarter and the year were very much in-line with our expectations both organically and including our projections for the three acquisitions we did during the previous fiscal year. Revenue and gross profit for the year were within two percent of our projections, and we were able to get slightly more leverage to the operating income line that originally projected. Our interest expense went up significantly this year due to the credit facilities put in place in June of last year, however we were able to repay approximately $230.0 million on these facilities during the year, and we currently have a healthy cash balance and our entire revolver facility available for potential acquisitions, stock buy-backs and general investment in the company.”

Balance Sheet, Cash Flow, and Backlog Review

At June 30, 2011, cash and cash equivalents decreased to $63.1 million from $125.5 million at June 30, 2010. Trade receivables decreased slightly to $207.5 million compared to $208.5 million a year ago. Current and long term debt decreased from $378.7 million a year ago to $154.0 million at June 30, 2011 due to the repayment of the bullet term loan and the revolving loan in the current fiscal year. Deferred revenue increased $19.5 million or 7% to $295.1 million at June 30, 2011, compared to $275.6 million a year ago. Stockholders’ equity increased 17% to $879.8 million at June 30, 2011, compared to $750.4 million a year ago.

Backlog increased 9% at June 30, 2011 to $358.8 million ($79.1 million in-house and $279.7 million outsourcing) from $328.8 million ($78.2 million in-house and $250.6 million outsourcing) at June 30, 2010. Backlog increased 7% when compared to March 31, 2011, at $335.5 million ($76.9 million in-house and $258.6 million outsourcing).

Cash provided by operations totaled $240.1 million in the current year compared to $218.7 million last year. The following table summarizes net cash (in thousands) from operating activities:

	Year ended June 30,
	2011	2010

Net income	$ 137,471	$ 117,870
Non-cash expenses	116,788	92,317
Change in receivables	940	(1,539)
Change in deferred revenue	19,487	10,775
Change in other assets and liabilities	(34,554)	(725)

Net cash provided by operating activities	$ 240,132	$ 218,698

Cash used in investing activities for fiscal 2011 of $59.0 million included capital expenditure on facilities and equipment of $32.1 million and $27.0 million for the development of software. Cash used in investing activities for fiscal 2010 was $505.7 million and included net cash outlay for acquisitions of $426.7 million, capital expenditures of $54.5 million, and capitalized software development of $25.6 million.

During fiscal 2011, net cash used in financing activities for the current fiscal year is $243.5 million and includes a net repayment on our revolving credit facilities of $229.5 million and the payment of dividends of $34.4 million. Cash used in financing activities was partially offset by net proceeds of $20.4 million from the exercise of stock options, the sale of common stock and excess tax benefits from stock option exercises. Net cash provided by financing activities for the prior fiscal year was $294.3 million and includes net borrowings on our credit facilities of $303.2 million and net proceeds of $29.2 million from the exercise of stock options, the sale of common stock and excess tax benefits from stock option exercises, partially offset by dividends paid of $30.5 million and payments for the acquisition of debt of $7.6 million.

About Jack Henry & Associates

Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of technology solutions and payment processing services primarily for financial services organizations. Its solutions serve more than 11,300 customers nationwide, and are marketed and supported through four primary brands. Jack Henry Banking™ supports banks ranging from de novo to mid-tier institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs. iPay Technologies™ operates as a leading electronic bill pay provider supporting banks and credit unions with turnkey, highly configurable retail and small business electronic payment platforms. Additional information is available at www.jackhenry.com. The company will hold a conference call on August 17th; at 7:45 a.m. Central Time and investors are invited to listen. www.jackhenry.com

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company’s financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from any forward-looking information.

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended June 30,		% Change	Twelve Months Ended June 30,		% Change
	2011	2010		2011	2010

REVENUE
License	$ 15,123	$ 12,419	22%	$ 53,067	$ 52,225	2%
Support and service	219,191	198,345	11%	852,253	720,504	18%
Hardware	14,941	17,081	-13%	61,577	63,857	-4%
Total	249,255	227,845	9%	966,897	836,586	16%

COST OF SALES
Cost of license	1,883	1,812	4%	6,285	5,827	8%
Cost of support and service	132,244	117,973	12%	515,917	438,476	18%
Cost of hardware	10,936	12,924	-15%	45,361	47,163	-4%
Total	145,063	132,709	9%	567,563	491,466	15%

GROSS PROFIT	104,192	95,136	10%	399,334	345,120	16%
Gross Profit Margin	42%	42%		41%	41%

OPERATING EXPENSES
Selling and marketing	17,791	17,119	4%	68,061	60,875	12%
Research and development	16,452	14,332	15%	63,395	50,820	25%
General and administrative	11,899	14,391	-17%	51,561	51,172	1%
Total	46,142	45,842	1%	183,017	162,867	12%

OPERATING INCOME	58,050	49,294	18%	216,317	182,253	19%

INTEREST INCOME (EXPENSE)
Interest income	15	107	-86%	125	161	-22%
Interest expense	(1,841)	(1,199)	54%	(8,930)	(1,618)	452%
Total	(1,826)	(1,092)	67%	(8,805)	(1,457)	504%

INCOME BEFORE INCOME TAXES	56,224	48,202	17%	207,512	180,796	15%

PROVISION FOR INCOME TAXES	19,650	18,218	8%	70,041	62,926	11%

NET INCOME	$ 36,574	$ 29,984	22%	$ 137,471	$ 117,870	17%

Diluted net income per share	$ 0.42	$ 0.35		$ 1.59	$ 1.38

Diluted weighted avg shares outstanding	87,090	85,998		86,687	85,381

Consolidated Balance Sheet Highlights
(In Thousands-unaudited)	June 30,		% Change
	2011	2010

Cash and cash equivalents	$ 63,125	$ 125,518	-50%
Receivables	207,510	208,450	0%
TOTAL ASSETS	1,505,797	1,560,560	-4%

Accounts payable and accrued expenses	$ 62,308	$ 63,754	-2%
Current and long term debt	154,031	378,695	-59%
Deferred revenue	295,104	275,617	7%
Stockholder's Equity	879,776	750,372	17%